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                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333--87512
                                                  Registration No. 333--87512-01

               Supplement No. 6 to Prospectus dated July 19, 2002
                                  $200,000,000
                            Commerce Capital Trust II
                  5.95% Convertible Trust Preferred Securities

                    (liquidation amount $50.00 per security) guaranteed to the extent described herein by, and convertible into the common stock of,

                             [Commerce Bancorp logo]

      This is a supplement to the prospectus dated May 10, 2002 relating to resales of 5.95% Convertible Trust Preferred Securities of Commerce Capital Trust II (the "trust preferred securities") (including, for purposes of the prospectus, the related junior subordinated convertible debentures and guarantee) and Commerce Bancorp, Inc. common stock issuable upon conversion of the trust preferred securities.

      The table in the "Selling Securityholders" section on pages 73-75 of the prospectus is hereby supplemented by the addition of the following information regarding selling securityholders, which information includes amounts which are in addition to, and in some cases in substitution for, amounts listed for the same or other selling securityholders in the prospectus dated May 10, 2002, and in prior Supplements:

                                                           Number of Trust
                                                         Preferred Securities
         Selling Securityholder                           Owned and Offered
    --------------------------------------               -------------------
    Charitable Convertible Securities Fund                     10,000
    Deutsche Bank Securities Inc.                             115,715(1)
    EB Convertible Securities Fund                              9,700
    Field Foundation of Illinois                                  525
    GenCorp Foundation                                            425
    Grace Brothers Management L.L.C.                           30,000(2)
    Health Foundation of Greater Cincinnati                     5,000
    Key Trust Convertible Securities Fund                       1,800
    Parker Key/Convertible                                     15,000
    Potlatch                                                    7,500
    Victory Convertible Fund                                    7,500

(1) Includes 15,715 trust preferred securities previously disclosed as owned and offered by Deutsche Bank Securities Inc.

(2) Includes 20,000 trust preferred securities previously disclosed as owned and offered by Grace Brothers Management LLC.





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All of the other portions of the prospectus, as previously supplemented, remain unchanged.

See "Risk Factors" beginning on page 12 of the prospectus to read about risks you should consider before investing in the trust preferred securities. These securities are not deposits or other obligations of a bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is July 19, 2002.